Exhibit 99.2

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Financial Statements

(unaudited)

March 31, 2014

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands)

	As of	As of
	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash	$12,139	23,677
Restricted cash	11,323	5,464
Accounts receivable	4,439	10,172
Notes receivable	3,645	3,645
Inventory - spare parts	375	417
Prepaid assets	1,476	1,779
Other current assets	22,283	7,590
Total current assets	55,680	52,744
Property, plant, and equipment:
Construction in progress	—	250
In service, net of accumulated depreciation of $12,486, and $7,128	630,408	636,079
Net property, plant, and equipment	630,408	636,329
Other assets:
Intangible assets	7,504	7,504
Notes receivable	12,946	13,760
Debt issuance costs, net of accumulated amortization of $4,394 and $3,955	16,650	16,991
Non-current derivative assets	3,553	7,069
Other noncurrent assets	7,841	5,717
Total other assets	48,494	51,041
Total assets	734,582	740,114
Liabilities and Member’s Equity
Current liabilities:
Accounts payable	1,066	1,997
Accounts payable-affiliate	10,173	6,438
Current portion of long term debt	35,422	33,529
Derivative instruments	7,639	7,591
Accrued liabilities	2,195	1,544
Other current liabilities	189	116
Total current liabilities	56,684	51,215
Noncurrent liabilities:
Long-term debt	484,278	477,995
Asset retirement obligation	2,776	2,719
Total noncurrent liabilities	487,054	480,714
Total liabilities	543,738	531,929
Commitments and contingencies
Member’s equity:
Member’s interest	165,114	188,755
Retained earnings	29,815	19,951
Accumulated other comprehensive loss	(4,085)	(521)
Total member’s equity	190,844	208,185
Total liabilities and member’s equity	$734,582	740,114

See accompanying notes to consolidated financial statements.

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

Three Months ended March 31, 2014 and 2013

(Unaudited)

(Amounts in thousands)

	Three Months Ended March 31,
	2014	2013

Operating Revenue:
Operating revenue	$27,611	—
Total operating revenue	27,611	—
Operating costs and expenses:
Cost of operations	3,545	407
Cost of operations - affiliate	2,226	22
ARO accretion	56	38
Depreciation	5,358	13
Total operating costs and expenses	11,185	480
Operating income/(loss)	16,426	(480)
Other income/(expense):
Interest (expense)/income	(20)	141
Interest expense	(6,542)	—
Total other (expense)/income	(6,562)	141
Net income/(loss)	9,864	(339)
Other comprehensive (loss)/income:
Unrealized (loss)/income on derivatives	(3,564)	3,398
Other comprehensive (loss)/income	(3,564)	3,398
Comprehensive income	$6,300	3,059

See accompanying notes to consolidated financial statements.

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Three Months ended March 31, 2014 and 2013

(Unaudited)

(Amounts in thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income/(loss)	$9,864	(339)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	5,358	13
ARO accretion	56	38
Amoritzation of deferred financing costs	440
Changes in assets and liabilities:
Accounts receivable — trade	5,733	—
Prepayments and other current assets	(14,348)	(229)
Accounts payable	(931)	—
Accounts payable — affiliate	3,735	—
Accrued expenses and other current liabilities	724	652
Changes in other noncurrent assets	(1,309)	—
Net cash provided by in operating activities	9,322	135
Cash flows from investing activities:
Capital expenditures	563	(57,399)
Increase in restricted cash	(5,859)	—
Net cash used in investing activities	(5,296)	(57,399)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	8,176	57,274
Distributions	(23,641)	—
Payment of debt issuance costs	(99)	(10)
Net cash (used in)/provided by financing activities	(15,564)	57,264
Net change in cash and cash equivalents	(11,538)	—
Cash and cash equivalents at beginning of period	23,677	—
Cash and cash equivalents at end of period	$12,139	—

See accompanying notes to consolidated financial statements.

Notes to Unaudited Consolidated Financial Statements

(1)   Nature of Business

NRG West Holdings, LLC (West Holdings, or the Company), a Delaware limited liability company, is a wholly owned subsidiary of Natural Gas Repowering LLC, a Delaware limited liability company, which is a wholly owned subsidiary of NRG Gas Development Company, LLC, a Delaware limited liability company, which is a wholly owned subsidiary of NRG Repowering Holdings LLC (NRG RH), a Delaware limited liability company, which is a wholly owned subsidiary of NRG Energy, Inc. (NRG or the Parent).

West Holdings, formerly known as NRG Southern California Holdings LLC, was incorporated in the state of Delaware July 18, 2008, for the purpose of developing, procuring, constructing, owning, operating, and managing a combined cycle power plant consisting of two fast start, highly efficient units totaling approximately 550 MW, to be located on a site in El Segundo, Los Angeles County, California, commonly referred to as the El Segundo Energy Center facility (ESEC, or the Facility). The Company’s subsidiaries include the El Segundo Energy Center LLC and the West Procurement Company LLC. These subsidiaries hold certain contractual agreements with respect to the construction of the Facility.

The Company entered into an Engineering, Procurement, and Construction Agreement (EPC), with ARB Inc. to engineer, procure, and construct the Facility. The Facility was constructed pursuant to a 10 year, 550 MW power purchase tolling agreement (PPA) with Southern California Edison (SCE). In 2013, the Company completed construction of the Facility. The first and second units reached commercial operations during 2013 and the Company has earned revenues from the Facility, selling the electricity generated into the CAISO market prior to August 1, 2013 and, thereafter, in accordance with the PPA with SCE, an electric utility in central and southern California, for resale to its customers.

The Facility achieved commercial operations on August 1, 2013, in accordance with the PPA.

The following notes should be read in conjunction with the accounting policies and other disclosures as set forth in the notes to the Company’s consolidated annual financial statements. Interim results are not necessarily indicative of results for a full year.

(2)   Derivative Instruments and Hedging Activity

The Company has a series of fixed for floating interest rate swaps for 75% of its Tranche A and Tranche B Facilities amounts. The notional amount of the swaps was $390 million as of March 31, 2014. The following table summarizes the effects of the swap on the Company’s accumulated OCI balance, which reflects the change in the fair value of the swaps as they are accounted for as cash flow hedges (amounts in thousands):

Accumulated OCL balance as at December 31, 2013	$(521)

Mark-to-market of cash flow hedge accounting contracts	(3,564)

Accumulated OCL balance as at March 31, 2014	$(4,085)

(3)   Subsequent Events

These financial statements and notes reflect the Company’s evaluation of events occurring subsequent to the balance sheet date through July 17, 2014, the date that the financial statements are available to be issued.